U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 30, 2007

NUCLEAR SOLUTIONS, INC.
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
(State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

5505 Connecticut Ave., N.W. Ste.191, Washington,D.C.	20015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (202)787-1951

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Qualification of Contents of the Transaction Summary:

The following paragraph contains a limited summary of the principal terms of Consulting and Legal Services Agreement. The summary is qualified in its entirety by the terms and conditions of the forms of definitive agreement which is attached to this report. This Agreement should be read in its entirety to gain a complete understanding of the details of the transactions.

On November 30, 2007, we executed a Consulting and Legal Services Agreement with Fred Frisco to provide our company with investor relations services. We have agreed to reimburse Mr. Frisco for pre-approved expenses related to his services. The term of the agreement is eighteen months commencing November 28, 2007 and ending May 28, 2009. The contract services are valued at $240,000. We have agreed to compensate Mr. Frisco for these services by issuing him 1,000,000 shares of our company’s restricted common stock instead of cash payment. The shares were valued at $0.24 per share representing a fifty percent discount to the 50-day moving average price of our common stock as quoted on the Electronic Bulletin Board on November 28, 2007. The share price was discounted fifty percent because the stock is restricted and is not presently available for public resale.

Item 3.02 Unregistered Sales of Equity Securities

On November 30, 2007, we authorized the issuance of 1,000,000 common shares to Fred Frisco under the terms of a Consulting and Legal Services Agreement described above in Item 1.01.

On December 4, 2007, we authorized the issuance of 1,187,001 common shares as payment in full to Long Lane Capital, Inc. for our outstanding loan. The outstanding loan principal balance is $100,000 plus $7,423.62 accrued interest. The loan conversion price was pre-determined by contractual agreement.

We believe these securities were issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, (the, “Act”) and are deemed restricted securities and may not be publicly resold, without registration under the Act or unless exempt from the registration requirements.

Item 9.01 Financial Statements and Exhibits

(c) Index to Exhibits.

Exhibit Number	Description

10	Consulting and Legal Services Agreement with Fred Frisco dated November 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuclear Solutions, Inc.
Dated: December 3, 2007

/s/ Patrick Herda
By: Patrick Herda
Title:President